Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of this 2nd day of March, 2005, by and among Dynamic Health Products, Inc., a Florida corporation having its principal offices at 6911 Bryan Dairy Road, Suite 210, Largo, Florida 33777 (the “DYHP”), Gregg Madsen, who resides at 7 Penny Lane, Cranston, RI 02921-1919 (“Shareholder”), and Dynamic Marketing, Inc., a Rhode Island corporation having its principal offices at 40 Western Industrial Drive, Cranston, RI 02921 (“DMI”).

W I T N E S S E T H:

WHEREAS, DMI is engaged in wholesaling and distributing a wide variety of non-prescription dietary supplements, health food and nutritional products, performance drinks, tanning products, exercise accessories and other related products (hereinafter the “Business”), and Shareholder is the sole owner of all of DMI’s issued and outstanding capital stock; and

WHEREAS, prior to the Closing (as defined below) DYHP will form a new, wholly-owned Florida corporation, the purpose of which will be to acquire DMI (the “Surviving Corporation”);

WHEREAS, the parties hereto wish to merge DMI with and into the Surviving Corporation (the “Merger”) in accordance with the applicable provisions of the Rhode Island Business Corporation Act (“RIBCA”) and the Florida Business Corporation Act (“FBCA”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and it is hereby, adopted as a plan of reorganization for purposes of Section 368(a)(2)(D) of the Code;

NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. MERGER.

1.01. Merger. Subject to and upon the terms and conditions hereinafter set forth and the representations and warranties contained herein, on the Closing Date (as defined below), DMI shall merge with and into the Surviving Corporation in accordance with the FBCA and RIBCA, the separate corporate existence of DMI shall cease, and the Surviving Corporation shall continue as the surviving corporation in the Merger.

1.02. Articles of Merger. On the Closing Date, DMI and DYHP shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the FBCA and RIBCA (the “Articles of Merger”) with the Secretaries of State of the states of Florida and Rhode Island, in such form as required by, and executed in accordance with the relevant provisions of, the FBCA and RIBCA. The later of the date and time that the Articles of Merger are accepted by the Secretaries of State of the states of Florida and Rhode Island, or such other date and time as DMI and DYHP shall specify in the Articles of Merger, shall be hereinafter referred to as the “Effective Date.”

1.03. Effect of the Merger. On the Effective Date, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and Section 607.1106 of the FBCA. In addition, on the Effective Date, all rights, franchises and interests of DMI and the Surviving Corporation, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer.

1.04. Articles of Incorporation and Bylaws. On and after the Effective Date, the Articles of Incorporation and Bylaws of Surviving Corporation (the “Company Charter”), in the form existing immediately prior to the Merger, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the FBCA.

1.05. Directors and Officers of the Surviving Corporation. On and after the Effective Date, the directors and officers of the Surviving Corporation shall continue to be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

2. CONVERSION OF CAPITAL STOCK.

2.01. Surviving Corporation Common Stock. Any and all shares of capital stock of the Surviving Corporation issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Surviving Corporation after the Effective Date and shall be owned exclusively by DYHP.

2.02. DMI Stock. On the Effective Date, all of the shares of common stock of DMI held of record by Shareholder (the “DMI Stock”) shall be converted by operation of law and without any action by the Shareholder into the right to receive (a) Seventy-Five Thousand and No/100 Dollars ($75,000.00) in cash, (b) One Hundred Thousand (100,000) restricted shares of DYHP’s common stock, $0.01 par value per share (the “DYHP Common Stock”), (c) the right to receive the earnout payments, if any, payable pursuant to Section 2.03 below and (d) an option (the “Option”) to purchase up to an aggregate of 250,000 shares of DYHP Common Stock over a three (3) year period with three (3) years vesting and an exercise price of $1.55 per share, based upon and subject to the terms of the form of stock option agreement attached hereto as EXHIBIT 2.02 (the “Option Agreement”) (collectively, the “Purchase Price”). The DMI Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and Shareholder shall cease to have any rights with respect thereto, except the right to receive the Purchase Price pursuant to this Section 2.

2.03. Earnout. Additionally, within 30 days after the completion of the audit of the Surviving Corporation’s financial statements for the year ended March 31, 2006, should the Surviving Corporation, based upon such audited financial statements, during such year achieve EBITDA that exceeds the Base EBITDA by at least 5%, DYHP shall pay to Shareholder 50,000 additional shares of DYHP Common Stock. Similarly, within 30 days of the completion of the audit of the Surviving Corporation’s financial statements for the year ended March 31, 2007, should the Surviving Corporation, based upon such audited financial statements, during such year achieve EBITDA that exceeds the Base EBITDA by at least 25%, DYHP shall pay to Shareholder 50,000 additional shares of DYHP Common Stock. Similarly, within 30 days of the completion of the audit of the Surviving Corporation’s financial statements for the year ended March 31, 2008, should the Surviving Corporation, based upon such audited financial statements, during such year achieve EBITDA that exceeds the Base EBITDA by at least 50%, DYHP shall pay to Shareholder 50,000 additional shares of DYHP Common Stock. For the purposes of this Agreement, “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization and “Base EBITDA” shall mean DMI’s EBITDA for the year ended December 31, 2004 based on DMI’s audited financial statements for the year then ended.

3. REPRESENTATIONS AND WARRANTIES. Shareholder and DMI jointly and severally hereby represent and warrant to DYHP and the Surviving Corporation, as an inducement for them to enter into this Agreement, that the following are true and correct as of the date hereof, except as set forth on the Schedules attached hereto and made a part hereof, each of which exceptions shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder. For purposes of this Agreement, where a representation or warranty of Shareholder is limited to matters known to him, Shareholder shall be regarded as having knowledge of any matter known by him or Stephen McGuinness, DMI’s Director of Finance.

3.01. Organization and Good Standing of DMI. DMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island, its state of incorporation, and is legally qualified to transact business in each jurisdiction where the failure to so qualify could reasonably be expected to have a material adverse effect on the business of DMI.

3.02. Authority.

(a) DMI has the requisite corporate power and authority to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where failure to have such permits or licenses could not reasonably be expected to have a material adverse effect on the business of DMI.

(b) The execution of this Agreement and the delivery hereof to DYHP and the sale contemplated herein have been, or will be prior to Closing (as defined below), duly authorized by all necessary Company and stockholder action.

(c) Subject to any consents required under Subsection 3.07 below, Shareholder and DMI have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Shareholder and DMI and constitutes a valid and binding obligation of each Shareholder and DMI enforceable in accordance with its terms.

(d) Except as set forth in SCHEDULE 3.02, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which DMI or any Shareholder is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of DMI, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on DMI or any Shareholder in any way.

3.03. Shares.

(a) DMI’s authorized capital stock consists of 1,000 shares of Common Stock, no par value per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of DMI Stock are owned by Shareholder and are hereinafter referred to as the Shares. All of Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) Shareholder is the lawful record and beneficial owner of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in SCHEDULE 3.03, all of which Shareholder shall remove or cause to be removed prior to Closing, and has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Shareholder or DMI are or may become obligated to issue, assign or transfer any shares of capital stock of DMI except as set forth in SCHEDULE 3.03. Upon the delivery to DYHP on the Closing Date of the certificate(s) representing the Shares, DYHP will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of DMI, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind. The Shares are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the RIBCA, DMI’s articles of incorporation or its By-Laws or any agreement to which DMI is a party or otherwise bound. None of the Shares have been issued in violation of any federal or state securities laws. No material change in DMI’s capitalization has occurred since December 31, 2003. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of DMI.

3.04. Basic Corporate Records. The copies of the Articles of Incorporation of DMI (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation) and the Bylaws of DMI (certified as of the Closing as true, correct and complete by DMI’s secretary or assistant secretary), all of which Shareholder shall deliver to DYHP prior to Closing, are or will be true, correct and complete when delivered as of the Closing.

3.05. Minute Books. The minute books of DMI, which shall be exhibited to DYHP between the date hereof and the Closing Date, accurately reflect material actions taken at meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of DMI.

3.06. Subsidiaries and Affiliates. DMI does not have any subsidiaries. Nor does DMI have any ownership, voting or profit and loss sharing percentage interest in any businesses, entities, enterprises and organizations. Except as set forth in SCHEDULE 3.06 or 3.31, (i) DMI has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which DMI has acquired from, or provided to, Shareholder or his affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by DMI as a result of the ownership of DMI by Shareholder which, to the knowledge of Shareholder or DMI, will be lost as a result of the consummation of the transactions contemplated by this Agreement.

3.07. Consents. Except as set forth in SCHEDULE 3.07, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by DYHP in the same manner after the Closing as heretofore conducted by DMI, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of DMI.

3.08. Financial Statements. Shareholder will deliver prior to Closing to DYHP copies of the following financial statements (which include all notes and schedules attached thereto), all of which have been prepared from the books and records of DMI in accordance with generally accepted accounting principles consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of DMI as of the dates thereof and for the periods covered thereby, audited balance sheets of DMI for each of the three (3) years ending December 31, 2004, 2003 and 2002, and the related statements of operations and retained earnings and statements of cash flows of DMI for the fiscal years then ended (the “Financial Statements”). In such Financial Statements, the statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements for the interim periods indicated, if any, include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. The independent registered public accounting firm’s reports do not contain a qualified opinion. There are no facts known to any of Shareholder or DMI that, under generally accepted accounting principles consistently applied, would alter the information contained in the Financial Statements in any material way.

3.09. Records and Books of Account. The records and books of account of DMI reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained in conformity with generally accepted accounting principles applied on a consistent basis with preceding years.

3.10. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in DMI’s audited balance sheet as of December 31, 2004 (hereinafter the “Balance Sheet” and the “Balance Sheet Date”, respectively), or disclosed in SCHEDULE 3.10, there are no liabilities or obligations of DMI of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of DMI under any pension, health and welfare benefit plan, vacation plan or other plan of DMI, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance known by Shareholder or DMI to be existing or which is known by Shareholder or DMI to have existed that could reasonably be expected to result in any material liability of DMI, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with DMI’s recent customary business practice, which will be recorded and/or disclosed on Schedule 3.10 , none of which is materially adverse to DMI.

3.11. Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) (i) DMI has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by DMI with any Tax authority. All such Returns are true, correct and complete in all respects. DMI has paid all Taxes shown to be due on such Returns. DMI is not currently the beneficiary of any extensions of time within which to file any Returns. Shareholder and DMI have furnished and made available to DYHP complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by DMI since its inception.

(ii) DMI, as of the Closing Date, will have withheld and paid to the proper authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party for all periods ending on or before the Closing Date.

(iii) DMI has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against DMI. DMI has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) There is no dispute, claim, or proposed adjustment concerning any Tax liability of DMI either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against DMI which has not been satisfied. DMI is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does DMI have any reason to believe that any such notice will be received in the future. Except as set forth on Schedule 3.11, the Internal Revenue Service has never audited any federal income tax return of DMI. DMI has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by DMI or its Affiliates with respect to any matter relating to Taxes of DMI. There are no Tax liens of any kind upon any property or assets of DMI, except for inchoate liens for Taxes not yet due and payable.

(v) DMI has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, as defined below, whether asserted or unasserted, contingent or otherwise.

(vi) There is no contract, agreement, plan or arrangement to which DMI is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of DMI that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which DMI is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii) DMI has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by DMI.

(viii) DMI is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix) None of DMI’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(x) DMI made a valid election under Section 1362 of the Code to be treated as an S corporation as defined in Code Section 1361, which election was acknowledged by the IRS and became effective on January 1, 1999. The election has remained in effect since that date without revocation, cessation or termination, and DMI has qualified to be taxed under the provisions of Subchapter S of the Code and under applicable similar provisions of state income tax law for all periods beginning on or after January 1, 1999.

(xi) DMI has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). DMI (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an “Affiliated Group”) filing a consolidated income Tax Return (other than a group the common parent of which was DMI) and (B) has no liability for the taxes of any Person (other than DMI) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. DMI has not requested or received a ruling from any Tax authority or signed a closing agreement with any Tax authority. No claim has ever been made by a Tax authority in a jurisdiction where DMI does not file Returns that DMI is or may be subject to taxation by such jurisdiction. Company has not been a “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement. DMI has not received a Tax opinion with respect to any transaction relating to DMI. DMI is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to DMI. DMI is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. DMI is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

3.12. Accounts Receivable. Except as set forth in SCHEDULE 3.12, the accounts receivable of DMI on the Closing Date and those shown on the Balance Sheet are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any known recoupments, set-offs, or counterclaims. To Shareholder’s and DMI’s knowledge, all such accounts receivable are and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of DMI, and will be paid in accordance with their terms.

3.13. Inventory. The inventories of DMI are located at the locations listed on SCHEDULE 3.13 attached hereto. The inventories of DMI shown on its Balance Sheet are so shown on the basis of a commercially reasonable physical count in accordance with generally accepted accounting principles (“GAAP”) and are carried at values which reflect the normal inventory valuation policy of DMI of stating the items in inventory at lower of cost or market. Cost is determined on the first-in, first-out method in accordance with GAAP consistently applied. All slow-moving, unmarketable, returned, rejected, damaged, obsolete or below standard quality inventory of DMI has been valued at its recoverable value. Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above. DMI will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

3.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of DMI currently being used in the conduct of its business, or included in determining the net book value of DMI on the Balance Sheet, together with any machinery or equipment that is leased or operated by DMI, are in good and fully serviceable working condition and repair. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. Except as described on SCHEDULE 3.14 hereto, all Fixed Assets owned, used or held by DMI are situated at its business premises and are currently used in its business. SCHEDULE 3.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which DMI is responsible (copies of all agreements relating thereto being attached to said SCHEDULE 3.14), and all such property is in DMI’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, DMI will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of DMI relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. All Fixed Assets of DMI are set forth on SCHEDULE 3.14 hereto.

3.15. Title to Properties; Certain Real Property Matters.

(a) Except as set forth in SCHEDULES 3.15, 3.16 or 3.26 hereto, DMI has good and marketable title to, or valid leasehold interests in, all the real properties used in its operations and is the owner of all other assets used in its operations including, without limitation, those shown on DMI’s Balance Sheet (except as to those since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, pledges, encumbrances, security interests, exceptions to title or any other charges or restrictions or title retention agreements of any kind or character whatsoever (whether of record or inchoate). Shareholder will deliver to DYHP at least five (5) days before the Closing Date customary and standard reports on the Uniform Commercial Code filing status of DMI with respect to State, County and local filings.

(b) The real property and improvements thereon owned or leased by DMI (the “Real Properties”), all of which are described on SCHEDULE 3.15, and its operations, do not, to Shareholder’s or DMI’s knowledge, violate or contravene any planning or zoning ordinance or other administrative regulations or any restrictive covenant or any provision of local law in effect or any other law, ordinance, executive order or judicial decree, whether pertaining to pollution of the earth, water, atmosphere or otherwise, that in any material respect interferes with or prevents the continued use of the Real Properties for the purposes for which they are now being used or which would materially affect the value thereof or the ability to transfer the same under state or federal laws or regulations.

(c) Neither Shareholder nor DMI has received any notice of alleged violation of any applicable planning or zoning regulations, ordinance or other law, order, regulation or other requirement relating to their respective operations or properties including, without limitation of the foregoing, any pertaining to occupational safety and health or pollution of the earth, water or atmosphere.

(d) Each Real Property includes all right, title and interest of record in and to strips, gores, easements, rights of way, privileges, appurtenances, land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining such Real Property or any part thereof by reason of change or grade or closing of any street, road, highway or avenue, and all rights belonging to and inuring to the benefit of such Real Property.

(e) To Shareholder’s or DMI’s knowledge, the buildings, driveways, and all other structures and improvements upon each Real Property are all within the boundary lines of such Real Property or have the benefit of valid easements and there are no encroachments thereon. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering any Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Real Property.

(f) All public utilities required for the operation of the Real Properties are validly and legally installed and operating, and all installation and connection charges, are paid when due in the ordinary course of business.

(g) The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems in the buildings or improvements on the Real Properties are in reasonably good working order and condition, and the roof, basement and foundation walls of such buildings and improvements are in good condition and free of leaks and other defects, except where such leaks or defects could not reasonably be expected to have a material adverse effect.

(h) On the date hereof there are no governmental assessments against any of the Real Properties proposed, pending or constituting a lien on or against any of the Real Properties for which DMI would be responsible, which assessments have not been paid in full.

(i) There has been accrued as a liability on the Balance Sheet all real estate taxes, water and sewer charges and utility charges owing to the date thereof, or pro rated where appropriate.

3.16. Leases. All leases of real and personal property of DMI are described in SCHEDULE 3.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. DMI has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in SCHEDULE 3.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. To Shareholder’s and DMI’s knowledge, no other party to any such lease is in material default thereunder. Except as noted on SCHEDULE 3.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

3.17. Patents, Software, Trademarks, Etc. DMI owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its Business. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to DMI and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in SCHEDULE 3.17. Shareholder hereby specifically acknowledges that all right, title and interest in and to all patents and software listed on SCHEDULE 3.17 as patents owned by DMI are owned by DMI and that the ownership of such patents and software will be transferred as part of DMI to DYHP as part of the transaction contemplated hereby. No officer, director, shareholder or employee of DMI or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to DMI or related to the Business except as listed in SCHEDULE 3.17. All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in SCHEDULE 3.17. DMI has not been charged with, nor has it infringed, nor to Shareholder’s knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither Shareholder nor DMI has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. DMI is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said SCHEDULE 3.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of DMI in any such Intangibles or in any such permit, franchise or license, except as described in SCHEDULE 3.17. The Intangibles and DMI’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that DMI can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. DMI has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

3.18. Insurance Policies. There is set forth in SCHEDULE 3.18 a list and brief description of all insurance policies on the date hereof held by DMI or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder. SCHEDULE 3.18 also sets forth, in the case of any life insurance policy held by DMI, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, or if not due, properly accrued on the Balance Sheet. All claims, if any, made against DMI which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies and no excess liability exists. Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of DYHP, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date. No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of Shareholder or of DMI.

3.19. Banking and Personnel Lists. SCHEDULE 3.19 lists and summarily describes the following relating to DMI:

(i) The name of each bank in which DMI has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of DMI, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii) A schedule of workers’ compensation payments of DMI over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of DMI against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv) The name of all pensioned employees of DMI whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

3.20. Lists of Contracts, Etc. There is included in SCHEDULE 3.20 a list of the following items (whether written or oral) relating to DMI, which list identifies and fairly summarizes each item:

(i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts of DMI or affiliates relating to the Business;

(iii) All contracts of DMI relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of DMI, and (f) debts of others guaranteed by DMI.

(iv) All agreements of DMI relating to the supply of raw materials for and the distribution of the products of the Business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v) All contracts that individually provide for aggregate future payments to or from DMI of $10,000 or more, to the extent not included in (i) through (iv) above;

(vi) All contracts of DMI that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii) A complete list of all outstanding powers of attorney granted by DMI; and

(viii) All other contracts of DMI material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole.

Except as set forth in SCHEDULE 3.20, (i) all contracts, agreements and commitments of DMI set forth in SCHEDULE 3.20 are valid, binding and in full force and effect,

and (ii) neither DMI nor any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in SCHEDULE 3.20, the Merger will not result in the termination of any contract, agreement or commitment of DMI set forth in SCHEDULE 3.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on DMI resulting from the Merger. Shareholder shall deliver true and complete copies of the contracts, leases, licenses and other documents referred to in this Subsection 3.20 to DYHP, certified by the Secretary or Assistant Secretary of DMI as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of DMI regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $10,000 except as described on SCHEDULE 3.20 hereto, all of which will be resolved to the reasonable satisfaction of DYHP prior to the Closing Date. To the best knowledge of Shareholder and DMI, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with DMI after completion of the transactions contemplated by this Agreement.

3.21. Compliance With the Law. DMI is not in material violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal of competent jurisdiction (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Without limiting the foregoing, DMI has not sold or marketed any product that materially violates any applicable laws or regulations. Except as set forth in SCHEDULE 3.21, DMI has not been and is not now charged with, or to the knowledge of Shareholder or DMI, under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of any Shareholder or DMI after due inquiry, are there any circumstances that would or might give rise to any such violation. DMI has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

3.22. Litigation; Pending Labor Disputes. Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in SCHEDULE 3.22:

(i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Shareholder or DMI, threatened, against Shareholder or DMI, relating to the Business or DMI or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to DMI or any Shareholder for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Shareholder or DMI relating to the Business or DMI the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by DMI or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) No work stoppage has occurred and is continuing or, to the knowledge of Shareholder or DMI, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of DMI.

(iv) There are no pending labor negotiations or union organization efforts relating to employees of DMI.

(v) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of Shareholder or DMI, threatened before any governmental or regulatory agency or authority or any court relating to employees of DMI.

3.23. Absence of Certain Changes or Events. DMI has not, since the Balance Sheet Date, except as described on SCHEDULE 3.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its business or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since such Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to DYHP in writing;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $15,000.00 in the aggregate;

(ix) Except for this Agreement, entered into any material transaction other than in the ordinary course of business;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business, including, without limitation of the foregoing, the loss or (to DMI’s or any Shareholder’s knowledge) impending loss of any materially important contract or customer.

No information has been brought to the attention of DMI or any Shareholder that might reasonably lead DMI or any Shareholder to believe that any material customer or supplier of DMI intends to cease dealing with DMI, nor has information been brought to the attention of DMI or any Shareholder that might reasonably lead any of them to believe that any customer or supplier intends to alter in any material respect the amount of such customer’s or supplier’s dealings with DMI or would alter in any material respect such dealings in the event of the consummation of the transactions contemplated hereby. Neither DMI nor any Shareholder has knowledge that any officer or other key employee of DMI is considering the termination of employment.

3.24. Employee Benefit Plans.

(a) SCHEDULE 3.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by DMI at any time during the five (5) years prior to the date hereof.

(b) There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by DMI. With respect to any Employee Programs now or heretofore maintained by DMI, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to DYHP, DMI or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of DMI and Shareholder, threatened with respect to any such Employee Program.

(c) Except as set forth in SCHEDULE 3.24 attached hereto, neither DMI nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d) For purposes of this Section 3.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “affiliate” of DMI for purposes of this Section 3.24 if it would have ever been considered a single employer with DMI under ERISA Section 4001(b) or part of the same “controlled group” as DMI for purposes of ERISA Section 302(d)(8)(C); and

(iv) “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.25. Product Warranties and Product Liabilities. The product warranties of DMI in effect on the date hereof and the types of products to which they apply are described on SCHEDULE 3.25 hereto. Copies of each such warranties have previously been provided to DYHP. SCHEDULE 3.25 also sets forth all product liability claims involving amounts in controversy in excess of $10,000 that are currently either pending or, to the best of Shareholder’s and DMI’s knowledge, threatened against DMI. DMI has not paid in the aggregate, or allowed as credits against purchases, more than one percent (1%) per year of gross sales, as determined in accordance with generally accepted accounting principles consistently applied, during the past three years pursuant to obligations under any warranty or any product liability claim with respect to goods manufactured, assembled or furnished by DMI. The future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

3.26. Assets. The assets of DMI are located at the locations listed on SCHEDULE 3.26 attached hereto. Except as described in SCHEDULE 3.26, the assets of DMI are, and together with the additional assets to be acquired or otherwise received by DMI prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by DMI. DMI is the only business organization through which the Business is conducted. Except as set forth in SCHEDULE 3.16 or SCHEDULE 3.26, all assets used by DMI to conduct the Business are, and will on the Closing Date be, owned by DMI.

3.27. Absence of Certain Commercial Practices. Neither DMI nor any Shareholder has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for DMI or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers (i) of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff, (ii) which are consistent with accepted ethical customs and practices, and (iii) public disclosure of which would not embarrass either Shareholder or Buyer.

3.28. Licenses, Permits, Consents and Approvals. DMI has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. All Licenses of DMI are listed on SCHEDULE 3.28 hereto. At the Closing, DMI will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in SCHEDULE 3.28 or contemplated by Section 6.01(t) below, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the Merger in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of DMI pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon DMI or to which any such asset may be subject, or (b) to enable DYHP (directly or through any designee) to continue the operation of DMI and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

3.29. Environmental Matters.

(a) Except as disclosed on SCHEDULE 3.29:

(i) in connection with the operations and activities of DMI and its predecessors at the Real Properties and otherwise, no governmental notice, notification, demand, request for information, citation, summons or order has been received and no governmental investigation, action, claim, suit or proceeding is pending or, to the knowledge of DMI and Shareholder, threatened with respect to any violation or alleged violation of any Environmental Requirements, and no basis exists for the allegation of any such violations;

(ii) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by DMI or any of its predecessors, or, to the knowledge of Shareholder and DMI, any other party, at, on or under the Real Properties (including soils, groundwater and surface water), as to which removal, clean-up, remediation or corrective action is required under any of the Environmental Requirements;

(iii) to the knowledge of DMI and Shareholder, the Real Properties are not listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), on CERCLIS (as defined in CERCLA) or on any similar federal, state or local list of Hazardous Materials sites requiring investigation or clean-up;

(iv) the operations of DMI at the Real Properties are in compliance with all Environmental Requirements and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect are transferable, and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby;

(v) to the knowledge of DMI and Shareholder, the Real Properties contains no asbestos-containing material; and

(vi) there are no environmental audits or investigation reports in the possession of DMI or any Shareholder relating to the Real Properties or any operations thereon.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any Shareholder or DMI has knowledge in relation to the Real Properties or any property or facility previously leased by DMI.

(c) Definitions.

(i) “Hazardous Material” means any substance:

A. the presence of which requires investigation or remediation under any Environmental Requirement, as hereinafter defined; or

B. which is or becomes defined as a “hazardous waste”, “hazardous substance”, pollutant or contaminant under any Environmental Requirement or amendments thereto including, without limitation, CERCLA and/or the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); or

C. the presence of which on any of the Real Properties causes or threatens to cause a nuisance upon such property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about such property; or

D. without limitation, which contains petroleum, including crude oil or any fraction thereof.

(ii) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation:

A. All requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemicals substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and

B. All requirements pertaining to the protection of the health and safety of employees or the public.

3.30 Broker. Except as specified in SCHEDULE 3.30, neither DMI nor any Shareholder has retained any broker in connection with any transaction contemplated by this Agreement. DYHP and DMI shall not be obligated to pay any fee or commission associated with the retention or engagement by DMI or Shareholder of any broker in connection with any transaction contemplated by this Agreement.

3.31. Related Party Transactions. All transactions of DMI during the past five years have been conducted on an arms-length basis except as described in SCHEDULE 3.31 hereto. Except as described in SCHEDULE 3.31, all transactions during the past five years between DMI and any current or former shareholder or any entity in which DMI or any current or former shareholder had or has a direct or indirect interest have been fair to DMI and on terms comparable to those that would have prevailed in an arms-length transaction. No portion of the sales or other on-going business relationships of DMI is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Shareholder or any of DMI’s officers, directors, consultants, agents or other key employees, except as described in SCHEDULE 3.31. During the past five years, DMI has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by any Shareholder, any officer, director, consultant, agent or other employee of DMI, or any entity in which any Shareholder or DMI has a direct or indirect interest. Except for the ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation, no Shareholder owns, and to the best knowledge of Shareholder none of DMI’s officers, directors, consultants, agents or other key employees (including purchasing agents and departmental managers) owns, directly or indirectly, any interest in or has any investment or profit participation in any corporation or other entity that is a competitor or potential competitor of or that otherwise, directly or indirectly, does business with DMI, except as described in SCHEDULE 3.31 hereto.

3.32 Patriot Act. DMI and Shareholder certify that DMI has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. DMI and Shareholder hereby acknowledge that DYHP seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, DMI and Shareholder hereby represent, warrant and agree that: (i) none of the cash or property that Shareholder has contributed or paid or will contribute and pay to DMI has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by DMI to DYHP, to the extent that they are within DMI’s control shall cause DYHP to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Shareholder shall promptly notify DYHP if any of these representations ceases to be true and accurate regarding Shareholder or DMI. Shareholder agrees to provide DYHP any additional information regarding DMI that DYHP deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.

3.33. Securities. Shareholder is “Accredited Investors” as such term is defined by Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and are acquiring the shares of DYHP Common Stock for investment purposes only and without an intent to distribute or resell such shares. Shareholder acknowledges that the issuance of the shares of DYHP Common Stock has not been registered with the Securities and Exchange Commission or under any federal or state securities laws and that such shares are restricted shares and may not be resold by Shareholder without either registering the resale of such shares or securing an exemption from such registration requirements. Shareholder agrees that he will not transfer any of the shares of DYHP Common Stock for one year following the Closing Date. Shareholder further acknowledges that the certificate representing such shares shall contain an appropriate legend to reflect the restricted nature of the Shares. Shareholder has received all information necessary to make an informed investment decision regarding the shares of DYHP Common Stock and DYHP and acknowledge receipt of all of the securities filings filed by DYHP with the Securities and Exchange Commission since January 1, 2002. Shareholder also acknowledges having been provided access to DYHP’s senior executives and an opportunity to ask questions regarding DYHP and the shares of DYHP Common Stock. Shareholder is unaware of any facts or circumstances related to Shareholder or any of his affiliates that would cause or result in the failure of the transactions contemplated by this Agreement to qualify for an exemption from Section 5 of the Securities Act. Shareholder acknowledges that DYHP is relying, and agree that DYHP may rely, on Shareholder’s representations contained herein.

3.34 Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of Shareholder or DMI pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by each Shareholder and DMI herein, subject to all limitations and qualifications set forth in the provision of the Agreement to which such schedule, certificate, opinion, instrument or other document relates. No statement, representation or warranty by Shareholder or DMI in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to DYHP pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of DMI with full and fair disclosure concerning DMI, the Business, and DMI’s affairs.

4. REPRESENTATIONS AND WARRANTIES OF DYHP. DYHP makes the following representations and warranties to Shareholder and DMI.

4.01. Organization. DYHP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, its state of incorporation, and is legally qualified to transact business in each jurisdiction where the failure to so qualify could reasonably be expected to have a material adverse effect on the business of DYHP. DYHP has the corporate power to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement.

4.02. Authority and Authorization.

(a) DYHP has requisite corporate power and authority to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where failure to have such permits or licenses could not reasonably be expected to have a material adverse effect on the business of DMI.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly authorized by all necessary corporate action on the part of DYHP.

(c) DYHP has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of DYHP and constitutes the valid and binding obligation of DYHP enforceable in accordance with its terms.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which DYHP is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of DYHP, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on DYHP in any way.

4.03. No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement are not prohibited by the Articles of Incorporation or Bylaws of DYHP and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which DYHP is a party or by which it is bound.

4.04. Investment Representation. The Shares are being acquired by DYHP solely for investment and not for the purpose of resale to any third party.

4. 05. Broker. DYHP has not retained any broker in connection with any transaction contemplated by this Agreement. Shareholder shall not be obligated to pay any fee or commission associated with the retention or engagement by DYHP of any broker in connection with any transaction contemplated by this Agreement.

4.06 SEC Filings. DYHP has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto (collectively, the “DYHP SEC Reports”), required to be filed by DYHP with the Securities and Exchange Commission (the “SEC”). DYHP SEC Reports (i) were and, in the case of DYHP SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the

Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by DYHP with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such DYHP SEC Reports or necessary in order to make the statements in such DYHP SEC Reports, in light of the circumstances under which they were and will be made, not misleading.

4.07. Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of DYHP pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by DYHP herein, subject to all limitations and qualifications set forth in the provision of the Agreement to which such schedule, certificate, opinion, instrument or other document relates. No statement, representation or warranty of DYHP contained in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished by DYHP pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

5. ACCESS TO INFORMATION.

5.01. Cooperation. Shareholder and DMI shall give to DYHP, and to DYHP’s counsel, accountants, consultants and other representatives, reasonable access, with reasonable prior notice during normal business hours throughout the period prior to the Closing, to all facilities and properties of DMI without material interruption or disruption of the Business, and shall furnish DYHP during such period with all such information and documents concerning the affairs, suppliers and customers of DMI as DYHP reasonably may request. Without limitation of the foregoing, Shareholder will furnish to DYHP promptly after such documents are available (i) the monthly financial statements for DMI for each monthly period and year-to-date periods subsequent to the date of the most recent Financial Statement, all prepared in the form and in a manner consistent with the Financial Statements, and (ii) all filings or reports filed by DMI with federal, state and other governmental agencies having authority over the business activities of DMI.

5.02. Confidentiality. If this Agreement is terminated, neither DYHP nor any of its affiliates will use or disclose, directly or indirectly, any information obtained by or on behalf of DYHP from Shareholder or DMI in connection with this Agreement or prepared using such material, and DYHP will keep all such information confidential, and not use it in any way detrimental to DMI or Shareholder, for a period of five years from the date of this Agreement. Notwithstanding the foregoing, the confidentiality obligations of this Subsection shall not apply to information:

(i) that DYHP or an affiliate of DYHP is compelled to disclose by judicial or administrative process, or in the opinion of counsel, by other mandatory requirements of law, provided that DYHP shall provide Shareholder and DMI with advance notice and an opportunity to contest the requirement of such disclosure or to seek a protective order or other relief;

(ii) that can be shown to have been generally available to the public other than as a result of a breach of this Subsection;

(iii) that can be shown to have been provided to DYHP or an affiliate of DYHP by a third party who obtained such information other than as a result of a breach of any obligation to DMI or Shareholder;

(iv) that can be shown to have been previously known to DYHP or any of its affiliates; or

(v) that can be shown to have been independently acquired by DYHP or any of its affiliates other than as a result of a breach of this Subsection.

5.03. Further Assurances. Whether or not this Agreement is terminated, DYHP and its affiliates shall in any event maintain such confidentiality during the period from the date hereof to the Closing Date; provided that DYHP may release or disclose such information to its attorneys, accountants, financial advisors and other consultants, agents and advisors in connection with the consummation of the transactions contemplated by this Agreement on the same terms as provided for in this Section 5 and with the consent of DMI may also make public announcement of the execution and delivery of this Agreement and the general terms and conditions thereof, not including any information disclosed on any of the Schedules attached hereto.

6. COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES.

6.01 Conduct of Business Pending Closing. Shareholder and DMI agree that from and after the date of this Agreement and prior to the Closing and except as otherwise consented to by an officer of DYHP in writing (including electronic mail):

(a) Ordinary Course. They will take all necessary actions to cause, directly or indirectly, as the case may be, DMI to conduct the Business consistent with past practice in the usual and ordinary course (including, without limitation, using reasonable efforts to preserve beneficial relationships between DMI, on the one hand, and its distributors, agents, lessors, suppliers and customers, on the other hand) and continue normal marketing, advertising, distributional and promotional expenditures in connection with the Business, except (i) as may be permitted hereby, (ii) as necessary to consummate the transactions contemplated hereby, or (iii) as otherwise agreed to in writing by DYHP.

(b) Interrelated Transactions. DMI will engage in no transactions, intracorporate or otherwise, with Shareholder or other affiliates other than (i) transactions authorized under this Agreement or otherwise approved by DYHP in writing, or (ii) transactions that will have the effect of making DMI the sole owner or possessor by assignment or otherwise of all assets, properties and operations comprising the Business.

(c) Borrowing. DMI will not (i) create, incur or assume any long-term debt (including obligations in respect to capital leases) or any debt for money borrowed (whether long-term or short-term), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any other person, apart from debt incurred in the ordinary course of business consistent with past practice.

(d) Changes in Compensation. DMI will not (i) increase in any manner the rate of compensation of any officer, employee, or agent other than normal predetermined merit increases awarded using standards consistent with past practice or as required by any collective bargaining agreement or contract, (ii) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required or permitted by any existing Employee Program to any such officer, employee or agent, whether past or present, or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement, arrangement or benefit, or to any employment agreement or consulting agreement with a person employed or retained as of the date of this Agreement, or hereafter employed or retained, or to amend any of such plans or any of such agreements or arrangements in existence on the date hereof.

(e) Transfer of Property. DMI will not, except in the ordinary course of business or as otherwise contemplated by this Agreement, sell, transfer, or otherwise dispose of, or encumber or agree to sell, transfer, or otherwise dispose of or encumber, any Real Property, Inventory or Fixed Assets; or sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, any Intangibles; or terminate or amend any lease.

(f) Maintain Warranties. Neither Shareholder nor DMI will take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties contained in Section 3 of this Agreement to fail to be true and correct in all respects as of the Closing as though made at, as of and updated to the Closing Date, except as otherwise contemplated by this Agreement.

(g) Liens. DMI will not mortgage or encumber any of its respective assets or enter into any transaction or make any commitment which might result in such an encumbrance, other than in the ordinary course of business, consistent with past practice, or as otherwise contemplated by this Agreement.

(h) Banking and Insurance. No changes will be made in the banking or safe deposit arrangements of DMI or in any policies of insurance currently in effect relating to the Business.

(i) Contracts. DMI shall not waive any material right or cancel any material contract, debt or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase or sale relating to the Business and, except in the usual and ordinary course of business, shall not enter into or assume any other contract, lease, license, obligation, indebtedness, commitment, purchase or sale relating to the Business. For purposes of this Section 6.01(i) and without limiting the foregoing, all commitments and agreements having a duration in excess of three months (other than sales contracts with customers or purchase contracts with suppliers in the usual and ordinary course of business and less than $15,000 in aggregate for any one customer or supplier) are deemed to be material and not in the usual and ordinary course of business. DMI shall also refrain from doing any act, omitting any act or permitting any omission of any action, within its control, that would cause a breach or default in any material respect in any of the contracts, commitments or obligations of the Business.

(j) Corporate Existence. DMI will maintain its corporate existence in good standing in the State of Rhode Island and in each jurisdiction in which DMI is qualified to do business as a foreign corporation. As soon as practicable following the execution of this Agreement, Shareholder shall furnish DYHP with good standing certificates from DMI’s state of incorporation and each state in which it is so qualified to do business. Shareholder shall not permit DMI to merge or consolidate with any other corporation, business or other entity or acquire any assets of any other corporation, business or entity (other than inventory and equipment in the usual and ordinary course of business or as otherwise specifically permitted by this Agreement). No changes will be made in the Articles of Incorporation or Bylaws, as the case may be, of DMI.

(k) Capital Stock. No changes will be made in the number of shares of the capital stock of DMI that is authorized, issued, outstanding or held in the treasury, nor shall any option or commitment be granted or made with respect to such stock. Any stock repurchase agreement, stock restriction or purchase agreement, or other form of stockholders’ agreement in effect as of the date hereof between Shareholder and/or DMI will be terminated, effective immediately before the Closing, or sooner.

(l) Dividends. DMI will not pay or declare any dividend or make any other distribution in respect of the capital stock of DMI or with respect to the earnings of DMI, nor shall it directly or indirectly redeem, purchase or otherwise acquire any such stock or agree to do any of the foregoing.

(m) Current Information. During the period from the date hereof to the Closing Date (i) Shareholder and DMI will at the earliest practicable date furnish DYHP with copies of monthly interim financial statements prepared on a basis consistent with the Financial Statements referenced in Section 3.08 hereof for each month ended after the date hereof, (ii) Shareholder and DMI will promptly furnish DYHP with copies of any other operating reports relating to the Business, and (iii) Shareholder and DMI will promptly notify DYHP of any material change in the Business or in the normal course of business by DMI and of any governmental complaint, investigation or hearing, or the institution or proposed settlement of any litigation, in each case involving the Business, and of any material developments in any such proceedings.

(n) Disclosure Supplements. From time to time prior to the Closing, Shareholder will promptly disclose to DYHP in writing (i) any matter that may arise hereafter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to Section 3, or (ii) any other matter or information that comes to the attention of Shareholder, regardless of the date or origin thereof, that makes any information in said Schedules to Section 3 or in any representation and warranty of Shareholder hereunder inaccurate or otherwise must be disclosed to correct any inaccuracy in any representation or warranty of Shareholder hereunder.

(o) Preservation of Organization. Shareholder and DMI will use their best efforts: to preserve the business organization of DMI intact; to keep available to DYHP (without making any commitment on its behalf) the services of the present employees of DMI, and make no changes therein except as required in the ordinary course of business; and to preserve for DYHP the goodwill of the suppliers, customers and others having business relations with DMI.

(p) Compliance with Laws. Shareholder and DMI will use their best efforts to duly comply with all applicable laws and regulations in the conduct of the business of DMI, including without limitation of the foregoing, Federal, state, local and foreign environmental protection laws, OSHA and the rules, orders, regulations and guidelines thereunder so far as they may be applicable. DYHP shall be promptly notified of any inspection or notice received pursuant to said environmental protection laws, OSHA or other said laws, regulations and guidelines.

(q) Contingent Obligations. No change shall be made in the contingent obligations of DMI by way of guaranty, endorsement, indemnity, warranty, or otherwise, other than changes in the ordinary course of business which shall not be materially adverse.

(r) Facility and Equipment Maintenance. Shareholder and DMI will use their best efforts to maintain and keep any owned or leased premises, property and assets of DMI in reasonably good and serviceable working condition and repair, ordinary wear and tear excepted.

(s) Consents. Promptly upon execution of this Agreement, Shareholder and DMI shall seek to obtain all consents, approvals or waivers (including, without limiting the generality of the foregoing, consents of any government or governmental agency or other third party) necessary to authorize, approve or permit the Merger and to prevent the default under or breach of any agreement of DMI by reason of the Merger.

(t) Publicity. Neither Shareholder nor DMI shall make any public statement disclosing information relating to this Agreement or the transactions contemplated hereby, including any disclosure to employees other than those to whom disclosure is necessary for the consummation of such transactions, except as agreed upon in advance by DYHP. However, any disclosure that either Shareholder or DMI considers to be required to be made to any governmental agency or to be mandated by law may be made at the time required or mandated whether or not there is any agreement on the need for, or text of, such disclosure.

(u) Exclusive Dealing. During the period from the date of this Agreement to the Closing Date or earlier termination of this Agreement, neither Shareholder nor DMI shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than DYHP, concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving DMI.

(v) Satisfaction of Conditions. DMI and each of Shareholder shall use their commercially reasonable efforts to achieve and satisfy, at the earliest practicable date, all conditions to be fulfilled by them or any one of them on or prior to the Closing Date, including but not limited to each and every condition set forth in Section 7 hereof.

(w) Filing Tax Returns Due Prior to Closing. Prior to the Closing, DMI will file all federal and state income tax returns that are due on or before the Closing Date for itself (including any consolidated subsidiaries), and will pay all taxes shown thereon to be due.

6.02 Tax Matters.

(a) S Corporation Status. Prior to the Closing, DMI and the Shareholder shall not revoke DMI’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 and shall not take or allow any action (other than the sale of DMI’s stock as contemplated hereby) that would result in the termination of DMI’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362. Notwithstanding the foregoing, each and all of DYHP, the Shareholder and DMI agree that DMI’s (i) S election shall terminate on the Closing Date, (ii) current taxable year shall terminate on the Closing Date, and (iii) taxable income for the taxable year terminating on the Closing Date shall be allocated in accordance with normal tax accounting rules, as provided by Code Section 1362(e)(3).

(b) Preparation and Filing of Tax Returns; Payment of Taxes. The Shareholder shall be responsible for all Taxes incurred by or attributable to either DMI or the Shareholder for periods ending on or before the Closing Date (the “Shareholder Taxes”), and DYHP shall be responsible for any Taxes incurred by the Surviving Corporation for periods commencing after the Closing Date. Shareholder shall prepare and file, and, as appropriate or necessary, shall cause DMI to prepare and file, on or before the due date therefore, all Returns related to the Shareholder Taxes and shall timely and fully pay all of the Shareholder Taxes (including estimated Taxes), whether due before or after Closing Date. Such Returns shall be prepared in accordance with the most recent Tax practices of DMI as to elections and accounting methods, and Shareholder shall provide to DYHP a copy of such Returns promptly after filing such Returns.

(c) Notification of Tax Proceedings. Between the date hereof and the Closing Date, to the extent DMI or the Shareholder have knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of DMI, DMI or the Shareholder shall provide prompt written notice to DYHP of such matter, describing any asserted Tax liability in reasonable detail and including copies of any notice or the documentation received from the applicable Tax authority with respect to such matter.

(d) Tax Elections, Waivers and Settlements. Between the date hereof and the Closing Date, none of DMI, or the Shareholder shall make, revoke or amend any Tax election, execute any waiver of restrictions on assessment or collection of any Tax, or enter into or amend any agreement or settlement with any Tax authority, without the prior written consent of DYHP, which consent shall not be unreasonably withheld.

(e) Cooperation on Tax Matters. DYHP, DMI, and the Shareholder shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding related to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. DMI, the Shareholder, and DYHP agree (A) to retain all books and records with respect to Tax matters pertinent to DMI relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by DYHP or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, DYHP or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records. DYHP and the Shareholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Certain Taxes. All sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate level gains or recapture or guaranteed payment Tax triggered by the Merger or any similar tax imposed in other states or subdivisions), if any, shall be paid by the Shareholder when due and the Shareholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

6.03 Reserved.

6.04 Transfer Taxes. All transfer, sales, use and other such Taxes and fees (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Shareholder when due, and Shareholder will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

6.05 Post-Closing Documents. Subsequent to the Closing, Shareholder will execute and deliver from time to time at the request of DYHP all such further instruments as, in the reasonable opinion of DYHP’s counsel, may be required in order to vest in DYHP full, unencumbered and complete title to the Shares or to maintain intact all right, title and interest of DMI under any contract, license, permit or other document or instrument of DMI or relating to the Business that would otherwise be adversely affected by such transfer of the Shares.

7. DYHP’S CONDITIONS OF CLOSING. All obligations of DYHP and Surviving Corporation hereunder are subject, at the option of DYHP and Surviving Corporation, to the fulfillment prior to or at Closing of each of the following conditions:

7.01. Discovery of Adverse Error, Misstatement or Omission. DYHP shall not have discovered any material adverse error, misstatement or omission in information relating to DMI included either herein or in any certificate or document delivered to DYHP pursuant hereto or in connection with the transactions contemplated hereby including, without limitation, any material adverse error, misstatement or omission in the representations and warranties made by Shareholder or DMI in or pursuant to this Agreement.

7.02. Representations at Time of Closing. The representations and warranties of Shareholder and DMI contained in this Agreement (including the Schedules and Exhibits hereto) and in any certificate or documents delivered to DYHP pursuant hereto shall be deemed to have been made again at and as of the time of Closing with dates therein updated to the Closing Date and, as so updated and made, shall then be true, complete and correct, except for changes in the ordinary course of business not materially adversely affecting the business, properties or financial condition of DMI, or changes required by or contemplated by this Agreement. For purposes of requirements under this Section and the certificate delivered pursuant to Section 7.05 hereof, the reaffirmation of the financial statement representations and warranties as of the Closing Date shall include and apply to any and all annual and interim period financial statements delivered to DYHP as required under Section 6.01(m) hereof as well as to the Financial Statements as defined in Section 3.08 hereof, but only as of the dates specified therein.

7.03. Performance of Agreements. Shareholder and DMI shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

7.04. Adverse Change. During the period from the Balance Sheet Date to the Closing Date there shall not have been any material adverse change in the financial condition, assets, liabilities or business of DMI, whether as a result of fire, explosion, disaster, accident, calamity, business reverses or otherwise.

7.05. Certificate of Officers and Shareholder. DYHP shall have been furnished with a certificate signed by the President of DMI and by Shareholder, dated the Closing Date, certifying in such detail as DYHP may reasonably request, that the conditions specified in Subsections 7.02, 7.03 and 7.04 of this Section have been fulfilled and reaffirming and remaking the representations and warranties referred to therein.

7.06. DYHP’s Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto shall have been approved by counsel for DYHP.

7.07. Opinion of Shareholder’s Counsel. DYHP shall have received an opinion of counsel (in customary form for transactions of this nature and subject to usual and reasonable reliance on factual representations made by an officer or director of DMI) for Shareholder and DMI, dated the Closing Date, in form and substance satisfactory to DYHP and its counsel, to the effect that:

(i) DMI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, that it has requisite corporate power to carry on its business as it is then being conducted and as known to such counsel, and that to the knowledge of Shareholder’s Counsel there is no jurisdiction where the character of its property or nature of its business as known to such counsel is such as to make qualification to do business by DMI necessary except as stated in such opinion, as set forth in SCHEDULE 3.01 to this Agreement, or as could not reasonably be expected to have a material adverse effect on DMI’s financial condition, business, prospects or operations.

(ii) The authorized capital stock of DMI is as disclosed in this Agreement. The shares of capital stock of DMI being delivered by Shareholder pursuant to this Agreement constitute all of the duly issued and outstanding capital stock of DMI, all of which have been duly authorized and validly issued, are fully paid and non-assessable, are owned of record by Shareholder, and none of them have been issued in violation of any preemptive or other right. There are no agreements or other documents pursuant to which DMI may be required to authorize or issue additional securities. Upon the closing of the Merger, DYHP will acquire the ownership rights to the Shares free of all liens and adverse claims.

(iii) The Agreement has been executed and delivered by Shareholder, as appropriate.

(iv) The execution, delivery and performance of the Agreement by Shareholder and DMI do not (a) violate the articles of incorporation or bylaws of DMI; (b) to our knowledge, constitute a breach of or a default under any contract to which DMI or Shareholder is a party or to which their respective assets are bound or result in the creation of a mortgage, security interest or other encumbrance upon the assets of DMI, (c) to our knowledge, breach or violate any court or administrative order, writ, judgment, or decree which is binding on DMI, Shareholder or their assets, (d) violate any Federal or Rhode Island law, rule, or regulation, or (e) except as set forth in the Agreement, require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or any court or tribunal.

(v) All corporate actions required to be taken by or on the part of Shareholder and DMI to authorize each of them to carry out this Agreement have been duly and properly taken and this Agreement constitutes a legal, valid and binding obligation of Shareholder and DMI enforceable in accordance with its terms.

(vi) Based on commercial searches conducted as of a recent date, Shareholder’s counsel has no knowledge of any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or charge on the properties and assets of DMI except as are referred to in SCHEDULE 3.15 to this Agreement.

In rendering its opinion such counsel may rely upon certificates of public officials, Shareholder and of officers of DMI as to matters of fact, provided that the extent of such reliance is specified in such opinion, and provided that copies of such documents relied upon are delivered to DYHP with such opinion.

7.08. Consents, Approvals and Waivers. Shareholder and DMI shall have obtained any and all consents and approvals to the transfer or assignment to DYHP of all of the Shares of DMI that may be necessary to avoid any breach of, default by, or acceleration of obligations of DMI under any agreement or instrument by reason of such transfer and assignment, and any waivers by any parties to such agreements necessary to avoid any such breaches, defaults or accelerations. In addition, Shareholder and DMI shall have obtained all consents, authorizations, approvals and orders of governmental authorities required in connection with the consummation of the transactions contemplated by this Agreement and necessary in order that the Business can be conducted in all respects after the Closing as it has been conducted prior to the Closing.

7.09. Leasehold Status. Shareholder shall have presented evidence that any real estate lease referred to in Subsection 3.16 is of record and title to the underlying real estate either continues to be free of all liens and encumbrances which might affect DMI’s peaceful possession as lessee (or sublessee), or Shareholder has presented satisfactory nondisturbance agreements from any such prior lienholders.

7.10. Receipt of Other Documents. DYHP shall have received at or prior to the Closing:

(i) A copy of the Articles of Incorporation or equivalent charter documents of DMI certified as of a recent date by the Secretary of State of Rhode Island;

(ii) Certificates of recent date issued by the Secretary of State of Rhode Island and any other state disclosed in this Agreement as a state in which DMI is qualified to do business, each to the effect that DMI is validly existing and in good standing under the laws of such state;

(iii) Certified copies of resolutions duly adopted by the Board of Directors of DMI and by Shareholder in his capacity as a shareholder authorizing the execution and delivery of this Agreement and Merger;

(iv) Certificates of Incumbency covering all officers of DMI signing this Agreement and any other document delivered in connection herewith, pursuant hereto or at Closing.

(v) Such additional certificates and other documents as DYHP or its counsel may deem reasonably necessary to evidence the truth and accuracy, as of the Closing Date, of the representations and warranties contained herein or contemplated hereby and the due satisfaction and performance at or prior to Closing of all agreements and covenants to be complied with, satisfied and performed by Shareholder and DMI.

7.11. Orders, Etc. There shall not be in effect any order, injunction, ruling or decree, whether or not appealable, issued by any court or administrative agency of competent jurisdiction, that prohibits the consummation of the transactions contemplated by this Agreement, or that impairs materially the ability of DYHP to realize the benefits of such transactions. If any such order, injunction, ruling or decree is in effect on the Closing Date, the Closing Date, at the option of DYHP, will be extended for as long as such order, injunction, ruling or decree requires; in such event, the parties shall each use their best efforts to cause such order, injunction, ruling or decree to be modified, overruled, vacated or otherwise changed so as to permit the Closing to be consummated as soon as possible.

7.12. Pending or Threatened Litigation. There shall not be pending nor shall there be threatened any legal proceeding commenced by any governmental body, or any other person or entity, in which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, that would prohibit the consummation of the transactions contemplated by this Agreement, or that would impair materially the ability of DYHP to realize the benefits of such transaction.

7.13. Absence of Insolvency Action. There shall be no action pending or threatened by any creditor of DMI under the laws of any jurisdiction pertaining to bankruptcy, insolvency or receivership that materially affects the ability of DMI to operate the Business or which would deprive DYHP of the benefits of this Agreement.

7.14. Employment Agreement with Mr. Madsen. Surviving Corporation shall have entered into an employment agreement with Mr. Gregg Madsen on the Closing Date in substantially the form attached hereto as EXHIBIT 10.05 (the “Employment Agreement”).

7.15. Lease Agreement. Surviving Corporation shall have entered into a lease agreement with Shareholder for the real property, buildings and improvements located at 40 Western Industrial Drive Cranston, RI 02921 on the Closing Date in substantially the form attached hereto as EXHIBIT 10.08 (the “Lease”). Further, the lease for the DMI’s location at 192

Gallagher Crest Road shall have been assigned to Surviving Corporation and, if required, the landlord to such property shall have consented to the assignment and/or change of control of DMI, or Surviving Corporation shall have entered into a new lease with such landlord on terms reasonably acceptable to Surviving Corporation.

7.16. Completion of Due Diligence. DYHP shall have completed its financial, accounting, business and legal due diligence review of DMI and shall have concluded that the results thereof are reasonably satisfactory to it on or before the Due Diligence Termination Date (as defined in Section 17).

7.17 Financing; Bank Approval. All creditors of DMI shall have consented to the Merger and shall have agreed that the Surviving Corporation can continue to repay DMI’s bank obligations after the Closing on the same terms as prior to the Closing or, in DYHP’s sole but reasonable discretion, DYHP shall have obtained financing on terms acceptable to DYHP in its sole but reasonable discretion to permit DYHP to repay all of DMI’s bank obligations on the Closing Date.

7.18 Financial Statements. Shareholder shall have delivered to DYHP the Financial Statements.

7.19 Board Approval. DYHP shall have received the approval of its board of directors to the transactions contemplated hereby.

8. SHAREHOLDER’S CONDITIONS OF CLOSING. All obligations of Shareholder and DMI under this Agreement are subject to the conditions that:

8.01. Representations at Time of Closing. DYHP’s representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects.

8.02. Discovery of Misrepresentations. Shareholder and DMI shall not have discovered any material adverse error, misstatement or omission in the representations and warranties made by DYHP herein, and all the terms, covenants and conditions of this Agreement to be complied with and performed by DYHP on or before the Closing Date shall have been complied with and performed.

8.03. Adverse Change. During the period from December 31, 2004 to the Closing Date there shall not have been any material adverse change in the financial condition, assets, liabilities or business of DYHP, whether as a result of fire, explosion, disaster, accident, calamity, business reverses or otherwise.

8.04. Employment Agreement with Mr. Madsen. DMI shall have entered into the Employment Agreement with Mr. Madsen.

8.05. Lease Agreement. DMI shall have entered into the Lease.

8.06. Completion of Due Diligence. Shareholder shall have completed its financial, accounting, business and legal due diligence review of DYHP and shall have concluded that the results thereof are reasonably satisfactory to it on or before the Due Diligence Termination Date.

9. CLOSING. The closing of this Agreement (the “Closing”) shall take place at a location mutually agreeable to the parties on a date to be specified by DYHP and Shareholder, which shall be no later than the fifth business day after satisfaction or waiver of each of the conditions set forth in Section 7 and 8 (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time as DYHP and Shareholder agree (such date of Closing herein being the “Closing Date”).

10. EXCHANGE OF CONSIDERATION. In reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, the following exchanges shall take place at Closing, each of which is both an affirmative obligation of the party specified for making the exchange and a condition to Closing that may be asserted or waived by the party specified for receiving the exchange:

10.01. Cash to Shareholder. DYHP will deliver any cash portion required to be paid pursuant to Section 2 of this Agreement to Shareholder in immediately available funds.

10.02. DYHP Common Stock and Option. DYHP will deliver any shares of DYHP Common Stock and the Option required to be delivered pursuant to Section 2 of this Agreement to Shareholder.

10.03. Transfer of Shares. Shareholder will sell, assign, transfer and deliver to DYHP all of the issued and outstanding Shares of DMI as provided in Section 1 hereinabove, free and clear of any liens, pledges, charges, encumbrances, restrictions and transfer taxes of any kind. Shareholder shall deliver to DYHP all of his certificates evidencing the Shares duly endorsed for transfer, or with a duly executed stock power attached, signatures guaranteed.

10.04. Resignations. Shareholder and DMI will deliver resignations of all officers and directors of DMI effective on their acceptance by DYHP on said date.

10.05. Employment Agreement. DMI and Mr. Gregg Madsen shall enter into the employment agreement in substantially the form attached hereto as EXHIBIT 10.05.

10.06. Non-Competition Agreement. Shareholder and his affiliates will execute and deliver to DYHP the non-competition/non-solicitation agreement in substantially the form attached hereto as EXHIBIT 10.06.

10.07 Shareholder Releases. Each of Shareholder will execute and deliver to DYHP a release agreement in substantially the form attached hereto as EXHIBIT 10.07.

10.08 Lease Agreement. DMI shall enter into a lease agreement with Shareholder for the real property, buildings and improvements located at 40 Western Industrial Drive Cranston, RI 02921 in substantially the form attached hereto as EXHIBIT 10.08.

11. RESERVED.

12. SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

All of the covenants and agreements contained in or made in connection with or pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of DYHP and shall be perpetual; provided, however, that any covenants or agreements that are expressly limited in duration pursuant to the terms thereof shall survive the Closing only for such specified duration. All of the representations and warranties contained in or made in connection with or pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of DYHP for the following periods:

(a) The representations and warranties set forth in Subsections 3.02 (Authority), 3.03 (Shares), 3.11 (Taxes), 3.26 (Assets), and 3.30 (Broker) shall be perpetual and without expiration;

(b) Unless a claim has been asserted with respect thereto on or before the expiration of the applicable statute of limitations, the representations and warranties set forth in Subsections 3.21 (Compliance with the Law), 3.24 (Employee Benefit Plans), and 3.29 (Environmental Matters), and any reaffirmation thereof at Closing, shall expire and be of no further force and effect at the end of the applicable statute of limitations for such claim or liability;

(c) Unless a claim has been asserted with respect thereto on or before the expiration of the time period specified below, all representations and warranties of DYHP and all other representations and warranties of Shareholder provided herein or contemplated hereby, including but not limited to the representations and warranties set forth in Sections 3 and 4 hereof other than as referenced above, and any reaffirmation thereof at Closing, shall expire and be of no further force and effect after the later of (a) eighteen months after the Closing Date and (b) 45 days after the Completion of DYHP’s audited financial statements for the March 31, 2006.

Notwithstanding the foregoing provisions, Shareholder’s obligation to indemnify DYHP pursuant to Section 13 hereof shall continue for the applicable statute of limitations with respect to any claim involving intentional misrepresentation by or on behalf of Shareholder or DMI, and any representation and warranty that is the subject of such claim shall survive for such period.

13. INDEMNIFICATION.

13.01. Indemnity.

(a) Shareholder and DMI. Shareholder and DMI jointly and severally, agree to indemnify and hold harmless DYHP, the Surviving Corporation and their respective officers, directors, agents and employees, successors and assigns, subject to any applicable limitation in time set forth in Section 12 above, from and against and in respect of any and all claims, demands, actions, suits, losses, costs, damages, consequential damages, liabilities, charges, expenses, obligations, judgments, lost profits, diminution in value and deficiencies of any kind or character, including, without limitation, interest and penalties, which may be asserted or secured against, sustained, suffered or incurred by DYHP, the Surviving Corporation or any of such other persons and arises out of or in any manner is incident to, relates to or is attributable to:

(i) Any misrepresentation, misstatement, omission, breach of warranty or nonfulfillment of any obligation, covenant or condition on the part of Shareholder or DMI (a) herein or in any Schedule or Exhibit hereto, or (b) in any certificate or other instrument or document furnished to DYHP in connection herewith;

(ii) Any liability or obligation of DMI to be satisfied by Shareholder pursuant to the terms hereof, whether accrued, absolute, contingent or otherwise and whether known or unknown, due or which became due;

(iii) Any failure by Shareholder to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by any of them in connection herewith or the Closing hereunder; and

(iv) Any and all material actions, suits, proceedings, demands, assessments or judgments, including legal and other necessary and reasonable costs and expenses, incident to any of the foregoing.

Notwithstanding the foregoing provisions of this Subsection 13.01, DMI’s obligations to indemnify DYHP hereunder shall terminate upon completion of the Closing on the Closing Date. The indemnity obligation of Shareholder and DMI hereunder shall be without limitation on any other rights or claims that DYHP may have against Shareholder or DMI, whether under the terms of this Agreement or otherwise.

(b) DYHP. DYHP agrees to indemnify and hold harmless Shareholder, subject to any applicable limitation in time set forth in Section 12 above, from and against and in respect of any and all claims, demands, actions, suits, losses, costs, damages, consequential damages, liabilities, charges, expenses, obligations, judgments, lost profits, diminution in value and deficiencies of any kind or character, including, without limitation, interest and penalties, which may be asserted or secured against, sustained, suffered or incurred by Shareholder and arises out of or in any manner is incident to, relates to or is attributable to:

(i) Any misrepresentation, misstatement, omission, breach of warranty or nonfulfillment of any obligation, covenant or condition on the part of DYHP (a) herein or in any Schedule or Exhibit hereto, or (b) in any certificate or other instrument or document furnished to Shareholder in connection herewith;

(ii) Any liability or obligation of DMI to be satisfied by DYHP pursuant to the terms hereof, whether accrued, absolute, contingent or otherwise and whether known or unknown, due or which became due;

(iii) Any failure by DYHP to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by DYHP under this Agreement or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by any DYHP in connection herewith or the Closing hereunder; and

(iv) Any and all material actions, suits, proceedings, demands, assessments or judgments, including legal and other necessary and reasonable costs and expenses, incident to any of the foregoing.

13.02 Limits on Indemnification. A claim will be deemed covered by this Section 13 if it arises within the period set forth in Section 12 above that is applicable to such claim and notice is given to the party against whom it is made no later than sixty (60) days after expiration of said period. The party seeking indemnification (the “Indemnified Party”) agrees to give to the party against whom indemnification is sought (the “Indemnifying Party”) reasonable notice of any claim for which any of them would be liable for indemnification hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for or with respect to the first Twenty Thousand Dollars ($20,000) of the aggregate amount of all such damages and liabilities (including related costs and expenses) for which Indemnifying Party, but for this sentence, would be liable under this Agreement or any certificate or instrument furnished to Indemnified Party pursuant hereto (hereinafter the “Basket”); provided, however, in the event the aggregate amount of all such damages and liabilities exceed the Basket, the Indemnifying Party shall be liable for all such damages and liabilities (including related costs and expenses) from the first dollar notwithstanding the Basket; provided, further, that the Basket shall not apply to (i) any claim of Indemnified Party relating to any intentional misrepresentation by or on behalf of the Indemnifying Party, (ii) any claim relating to any liability of Indemnified Party for any liability to be retained or paid by one or more of the Indemnifying Party pursuant to the terms of this Agreement or any Schedule or Exhibit hereto, (iii) a breach of any obligation or covenant of Indemnifying Party hereunder or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by any of them in connection herewith or the Closing hereunder, or (iv) any inaccuracy or incorrectness in any representation or warranty contained in Section 3.02, 3.03, or 3.30 hereof.

13.03. Defense of Claims. In the event any claim, action, suit or proceeding is made or brought by any third party against DMI or Indemnified Party, or if any governmental enforcement agency shall propose to issue an order, with respect to which Indemnifying Party may have liability under this Agreement, the Indemnifying Party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such third-party claim, the Indemnifying Party shall have the right to contest, pay, settle or compromise any such claim on such terms and conditions as it may determine, provided that the Indemnifying Party shall not pay, settle or compromise any such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not elect to assume the defense of any such claim, the Indemnified Party may engage counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified Party may determine, provided that the Indemnified Party shall not pay, settle or compromise any such claim without the prior consent of the Indemnifying Party or its agent (as provided for below), which consent shall not be unreasonably withheld or delayed. The fees and disbursements of such counsel shall be among the expenses for which Indemnified Party is indemnified pursuant to Section 13 hereof. Indemnified Party and the Indemnifying Party shall (as the other may reasonably request) keep the other fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

13.04. Dispute Resolution. Any dispute between Indemnifying Party and Indemnified Party relating to a claim for indemnification shall be resolved as follows:

(i) If the parties agree that the dispute is one involving financial matters, such dispute shall be referred to and determined by an independent registered public accounting firm mutually acceptable to the parties in accordance with the procedure set forth in Section 11.02. In the event they cannot agree on such selection, Indemnified Party and Indemnifying Party shall each nominate an independent registered public accounting firm as its (or their) representative and the two independent registered public accounting firms so nominated shall jointly select a third independent registered public accounting firm. In such event, the resolution of the dispute shall be decided by a majority of the three independent registered public accounting firms. The resolution of the dispute by the independent registered public accounting firm or firms shall be final and binding upon all parties as to financial matters, but shall not extend to any nonfinancial interpretation of this Agreement unless Indemnified Party and Indemnifying Party shall mutually agree in writing to the contrary.

(ii) If the dispute does not involve financial matters, or if the parties are unable to agree whether the dispute involves financial matters, then the dispute shall be submitted to and settled by arbitration as provided in Section 30 hereof.

13.05. Effect of Indemnified Party’s Knowledge. Any knowledge of any matter by Indemnified Party shall not reduce or affect any indemnification claim of Indemnified Party hereunder unless and except for any disclosures by Indemnifying Party on any schedule hereto delivered at the time of execution hereof.

13.06. Intentionally Omitted..

13.07. Credit for Tax Benefits. To the extent that any indemnity claim by Indemnified Party is based upon the loss of any anticipated tax deduction or other tax benefit to Indemnified Party, the indemnity claim shall be reduced to the extent of the then present value of any later tax deduction or tax benefit to Indemnified Party with respect to the item in question. Except for such adjustment relating to the timing of tax benefits, indemnity claims of Indemnified Party shall not be reduced by the amount of any perceived tax benefit to Indemnified Party by reason of the matter that is the basis for such indemnity claim.

14. FEES AND EXPENSES.

14.01 If Merger contemplated hereby is consummated as contemplated hereby:

(a) DYHP shall pay all of its professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its legal counsel, financial advisers, investment bankers and accountants;

(b) Shareholder shall pay all of his and DMI’s professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of his and DMI’s legal counsel, financial advisers, investment bankers and accountants (except as contemplated by Section 14.01(c) below;

(c) DMI shall pay all of the auditor’s fees and expenses directly related to the audit of DMI’s Financial Statements; and

(d) Shareholder shall pay and be responsible for any documentary stamp taxes or other similar charges or taxes on the transfer of the Shares to DYHP.

14.02 If Merger contemplated hereby is not consummated as contemplated hereby and this Agreement is terminated or expires:

(a) DYHP shall pay all of its professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its legal counsel, financial advisers, investment bankers and accountants;

(b) Shareholder shall pay all of his and DMI’s professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of his and DMI’s legal counsel, financial advisers, investment bankers and accountants (except as contemplated by Section 14.02(c) below; and

(c) each of DMI and DYHP shall pay 50% all of the auditor’s fees and expenses directly related to the audit of DMI’s Financial Statements.

15. BROKERAGE. Except as specified in SCHEDULE 3.30, the parties hereby represent each to the other with respect to their own actions, that no person, firm or corporation is entitled to any brokerage commissions, finder’s fees, or rights to similar compensation on account of services purportedly rendered on behalf of or at the request of any of the parties in connection with this Agreement or the transactions contemplated hereby.

16. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or to a national courier service, or mailed by registered or certified mail, return receipt requested, to the addresses designated in the first paragraph of this Agreement or at such other address as may be designated in writing by notice given personally or by national courier service or by registered or certified mail return receipt requested.

17. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

(i) by the mutual consent in writing of DYHP and Shareholder;

(ii) by DYHP, on the one hand, or by Shareholder, on the other hand, if all transactions contemplated by this Agreement shall not have been consummated on or before the later of: (A) March 31, 2005, and (B) ten (10) days following the Due Diligence Termination Date (as defined below), if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by (Y) any material breach of any representation, warranty or covenants of this Agreement by the party electing to terminate pursuant to this Section 17(ii), and (Z) the failure by the party electing to terminate this Agreement pursuant to this Section 17(ii) to satisfy or fulfill all of the conditions of closing of the non-terminating party;

(iii) by DYHP, on the one hand, or by Shareholder, on the other hand (provided that the terminating party is not then in breach of any material representation, warranty, covenant or other agreement contained herein), in the event that (A) any of the conditions of closing of the non-terminating party to consummate the Closing cannot be satisfied or fulfilled, or (B) there shall be any litigation (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) seeking damages in connection with the consummation of the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement;

(iv) by either party, if that party shall have determined that any fact, event or condition exists that, in the reasonable judgment of that party, is materially at variance with any warranty or representation of the other party set forth in this Agreement or is a material breach of any covenant or agreement of the other party contained in this Agreement;

(v) by DYHP if DMI or Shareholder breach the exclusive dealing covenant set forth in Section 6.01(u); or

(vi) by DYHP on or before the later of (the “Due Diligence Termination Date”): (i) February 28, 2005, and (ii) ten days following the delivery to DYHP of the audited Financial Statements, if DYHP, in its sole but reasonable discretion, is not satisfied with the results of DYHP’s financial, accounting, business and legal due diligence review of DMI by the Due Diligence Termination Date.

18. BREAK-UP FEE. In consideration of DYHP expending the time, effort and money to conduct its due diligence, DMI and Shareholder agree that from the date of this Agreement until March 31, 2005 (unless extended by mutual agreement of the parties or shortened by the termination of good faith negotiations) (the “Exclusivity Period”), they will not either directly or indirectly through any of their officers, directors, affiliates, employees, representatives or agents initiate or participate in any material way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreements with, any person or entity concerning any acquisition of DMI, any securities of DMI or any part of its assets or property outside of the ordinary course of DMI’s business, or any merger, consolidation, or similar transaction involving DMI, or assist and participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. DMI and Shareholder shall immediately notify DYHP of any contact between its representatives and any other person or entity regarding any such offer or proposal or any related inquiry. If either DMI or Shareholder breach this Section 18, they hereby jointly and severally agree to promptly pay to DYHP the sum of Fifty Thousand Dollars and No/100 ($50,000.00).

19. GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

20. ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, however, that rights and obligations of DYHP under this Agreement (i) shall pass to any successor corporation which assumes its business and affairs by merger, consolidation or by acquisition of substantially all its assets or substantially all its stock and (ii) may be assigned to any affiliate of DYHP, without any such prior written consent by any other party hereto.

21. ENTIRE AGREEMENT. This instrument, together with the Schedules and Exhibits hereto and the financial statements referred to herein, contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and representations.

22. AMENDMENTS. This Agreement may be changed or modified only by an instrument executed by Shareholder and by DMI and DYHP acting by their respective officers thereunto duly authorized by their respective Boards of Directors.

23. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective heirs, successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedy under or by reason of this Agreement.

24. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.

25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

26. UNANIMITY. This Agreement shall not become valid or effective or a binding legal obligation on any party hereto until duly executed by DYHP, Shareholder and DMI. Until such complete execution it shall constitute a continuing offer by DYHP which may be withdrawn at any time.

27. SURVIVAL. If the Closing is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except Sections 5.02, 6.01(t), and 13-30 shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

28. WAIVER. The waiver by any party hereto of any breach, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation, or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

29. REMEDIES ON DEFAULT. The parties expressly recognize that DMI, the Shares and the Business are unique property and that money damages may not compensate the nondefaulting party for its loss. Accordingly, it is agreed that if one party hereto materially defaults hereunder prior to or on the Closing Date, including failure to perform a condition precedent to such nondefaulting party’s obligation to close, as set forth in Section 7 or 8 hereof, or refusal to close, and another party hereto is not in prior material breach hereunder, such nondefaulting party shall, in addition to any remedy available at law, be entitled to a remedy of specific performance of the terms of this Agreement against the defaulting party.

30. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief or a claim for specific performance prior to the Closing Date, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with such Commercial Arbitration Rules. One arbitrator shall be named by DYHP, a second shall be named by Shareholder, and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. The arbitration shall be held at the following locations: If DYHP and/or the Surviving Corporation initiate the arbitration action against Shareholder, the arbitration shall occur in Providence, Rhode Island, and if Shareholder initiates the action against DYHP, the arbitration shall occur in Tampa, Florida. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto. Any action at law or in equity arising out of or relating to this Agreement and permitted under or notwithstanding the provisions of this Section shall be brought only in a court of competent jurisdiction located in Tampa, Florida, and, for purposes of any such action, the parties hereby expressly consent and agree to be subject to and to submit themselves to the jurisdiction of the courts in such location.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DYHP		THE COMPANY

Dynamic Health Products, Inc.		Dynamic Marketing, Inc.

By	/s/ Mandeep Taneja	By	/s/ Gregg Madsen
	Mandeep Taneja, CEO and President		Gregg Madsen, President

SHAREHOLDER

/s/ Gregg Madsen
Gregg Madsen